Exhibit 10.12

ACTELIS NETWORKS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into on February , 2015 (the “Effective Date”), by and between Actelis Networks, Inc. , a company incorporated under the laws of the State of Delaware (the “Company”), and Barlev Enterprises, Inc. , a company incorporated under the laws of California(“Consultant”).

WITNESSETH:

WHEREAS,	the Company and Consultant wish that Consultant will provide the Company with certain services as an independent consultant; and

WHEREAS,	Consultant is ready, qualified, willing and able to carry out his obligations and undertakings towards the Company pursuant hereto; and

WHEREAS,	the parties hereto wish to regulate their relationship in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, the parties do hereby mutually agree as follows:

1.	The Consulting Services

1.1	Consultant shall provide the Company with the consulting services set forth in Exhibit A attached hereto, as may be amended and/or updated from time to time by a mutual agreement of the parties (the “Consulting Services”).

1.2	Consultant shall report to the Board of Directors of the Company, or to any party designated by the Company with respect to all matters relating to the Consulting Services.

1.3	The Consulting Services shall be performed on a partial time basis, in a scope as determined by the Board of Directors of the Company, as well as any other additional scope reasonably required by the Company.

1.4	The Consultant shall exclusively perform the Consulting Services and shall not assign, subcontract or delegate the performance of the Consulting Services or any part thereof to any other person or entity, unless specifically approved by the Board of Directors of the Company in advance.

2.	Representations and Warranties. Consultant represents and warrants that (i) he has the requisite knowledge, skills and experience for providing the Consulting Services (ii) he is authorized to enter into this Agreement according to its terms, (ii) the execution and delivery of this Agreement will not constitute a default under or conflict with any agreement or other instrument to which the Consultant is a party including without limitation, any confidentiality or non-competition agreement, or to which the Consultant is bound and do not require the consent of any person or entity, and (iii) he will not unlawfully use, during the performance of the Consulting Services, any confidential or proprietary information of any third party whatsoever. Consultant undertakes to perform his duties and obligations under this Agreement with professionalism. Consultant shall advise the Company in the event that he becomes aware of a new restriction with respect Consultant’s involvement in the provision of the Consulting Services, including, without limitation, a conflict with any agreement or other instrument to which the Consultant shall become a party, any confidentiality or non-competition agreements, or any other possible conflict of interest that may arise. In such event the Company shall have the right to terminate this Agreement immediately.

3.	Compensation. As consideration for the fulfillment of Consultant’s tasks and obligations under this Agreement for the full Term, the Company shall pay Consultant a monthly retainer of $2,083 (the “Compensation”). Consultant is aware that the Compensation constitutes the Company’s sole obligation towards Consultant in consideration for the Consulting Services and that he shall not be entitled to any other remuneration or other payment whatsoever. On the basis of his status as an independent contractor, Consultant will file and be liable for his own tax reports including all income, social security, capital gain and other taxes, whether federal, state, municipal or other, due and owing on the consideration received by him under this Agreement.

4.	Status of Parties

4.1	Consultant is an independent contractor and is elected to provide the Consulting Services to the Company as an independent contractor. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company and Consultant.

4.2	The parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement or from the rendering of the Consulting Services.

4.3	The Consultant hereby agrees to indemnify Company and hold it harmless against any and all claims, actions, suits, deficiencies, judgments, settlements, damages, expenses, losses, costs, liabilities, and/or other expenses, including without limitation, reasonable legal expenses (collectively, “Losses”) resulting from, or arising out of, or in connection with an initiative of the Consultant or anyone acting on his behalf that the Consulting Services provided herein should be part of his salary as an employee of the Company.

5.	Term and Termination of the Agreement

5.1	This Agreement shall commence and enter into effect on the Effective Date and shall continue to be in full force and effect unless otherwise terminated as set forth in this Section 5 (the “Term”).

5.2	Each party may terminate this Agreement, with or without cause, at any time upon six (6) months advance written notice to the other party (the “Notice Period” and the “Termination Notice”, respectively).

5.3	During the Notice Period, and only if the Company so requires and the Consultant agrees, Consultant shall continue to provide the Consulting Services and shall continue to receive the monthly Compensation determined under this Agreement for such Notice Period. In the event that the Company elects that the Consultant shall not provide Consulting Services during the Notice Period and the termination shall take place with an immediate effect, then the Company shall pay the Consultant the monthly Compensation for the Notice Period.

5.4	Notwithstanding anything to the contrary, in the event of Cause (as defined below and subject to any applicable law), the Company shall be entitled to terminate this Agreement immediately without being subject to the Notice Period and this Agreement and the relationship shall be deemed effectively terminated as of the time of delivery of such notice. The term “Cause” shall mean (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment, (ii) a willful act by you that constitutes gross misconduct and which is materially injurious to the Company, (iii) performance of any material act of theft, embezzlement, fraud or malfeasance in connection with the performance of the duties to the Company; (iv) willful failure to perform your duties hereunder to the Company or repeated failure to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity); (v) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude (vi) repeated material breach of any of the provisions or covenants of this Agreement, uncured (if curable) after thirty (30) days’ notice The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or its affiliated companies) may consider as grounds for the dismissal or discharge of Consultant.

5.5	Notwithstanding anything to the contrary, in the event of Good Reason (as defined below and subject to any applicable law), the Consultant shall be entitled to terminate this Agreement immediately without being subject to the Notice Period and this Agreement and the relationship shall be deemed effectively terminated as of the time of delivery of such notice. For purposes of this agreement, “Good Reason” shall mean Consultant’s termination within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of any of the following without Consultant’s express consent: (i) a material reduction of duties, authority or responsibilities, relative to duties, authority or responsibilities as in effect immediately prior to such reduction, or assignment of materially reduced duties, authority or responsibilities or (ii) a material reduction by the Company in compensation in effect immediately prior to such reduction or (iii) if the Board resolves that the Consultant is required to make a material geographic relocation of Consultant’s home and family location from Consultant’s then present home and family location and the Consultant does not agree to such relocation).

5.6	Without derogating from the Company’s rights pursuant to any applicable law, in the event that Consultant terminates this Agreement with immediate effect or upon shorter notice than the Notice Period, the Company shall have the right to offset any payments to which Consultant shall be otherwise entitled for his Consulting Services hereunder during the Notice Period, or any part thereof, as the case may be, from any other payments payable to Consultant.

5.7	Sections 2,5, 6.1 and 7 will survive any termination or expiration of this Agreement.

6.	General

6.1	The provisions of the Non-Disclosure, IP Assignment and Non Compete Agreement (the “NDA”) executed by the Consultant and the Company, attached hereto as Schedule A, is hereby incorporated by reference.

6.2	This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. Neither party hereto shall assign any of its rights and obligations hereunder without the prior written consent of the other party. The Company, however, may assign this Agreement to its parent, subsidiary or affiliate, or to a purchaser of all or part of the Company’s assets or shares.

6.3	Either party’s failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party’s right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

6.4	In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and the balance of the Agreement shall continue in full force and effect.

6.5	This Agreement, together with its Exhibits, contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and it supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by a written instrument signed by both parties.

6.6	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

6.7	All notices, requests, reports, consents and other communications hereunder shall be in writing, and shall be delivered either (i) by hand, (ii) by e-mail or facsimile transmission, with a written acknowledgement of the recipient, (iii) by courier, or (iv) by registered mail, return receipt requested. Until changed by a written notice given by either party to the other party, the addresses of the parties shall be as set forth above.

6.8	This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. Any controversy or claim arising out of, or relating to, this Agreement or the breach hereof, shall be brought before the competent court in Suffolk County in the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the duly authorized representative of the Company and Consultant have executed this Agreement as of the date stated below.

THE COMPANY	THE CONSULTANT
ACTELIS NETWORK, INC.	BARLEV ENTERPRISE INC.

By:	/s/ Tuvia Barlev	By:	/s/ Tuvia Barlev

Title:		Title:

Date:		Date:

EXHIBIT A

The Consulting Services

Consulting Services shall be defined by the Company’s management and Board from time to time as customary in the industry.